                                                                     Exhibit 2.1
                                                                     -----------

                             DATED 5th DECEMBER 1997



                        SHARE SALE AND PURCHASE AGREEMENT
                   relating to all the issued share capital of

                              CMA ETTWORTH LIMITED












THE SELLERS                                                                  (1)
OMTOOL, LTD.                                                                 (2)

                                      INDEX
                                                                            Page
PARTIES                                                                        4
INTRODUCTION                                                                   4
OPERATIVE PROVISIONS                                                           4
           1 Interpretation                                                    4
           2 Sale and purchase of the Shares                                   8
           3 Consideration                                                     8
           4 Completion                                                        8
           5 Warranties                                                       10
           6 Non-disclosure of information and restrictions                   13
           7 Restrictive Trade Practices Act 1976                             14
           8 General Provisions                                               15
SCHEDULE 1                                                                    18
           The Sellers                                                        18
SCHEDULE 2                                                                    19
           Part 1 - Particulars of the Company                                19
           Part 2 - Particulars of the Subsidiaries                           20
SCHEDULE 3                                                                    23
           Provisions relating to the Consideration Shares                    23
SCHEDULE 4                                                                    27
           The Properties                                                     27
SCHEDULE 5                                                                    28
           Intellectual Property                                              28
           Part 1 - (Licences - Company as licensee)                          28
           Part 2 - (Licences - Company as licensor)                          29
           Part 3 - (The Software and Intellectual Property owned by          29
           any of the Companies)                                              29
SCHEDULE 6                                                                    30
           Warranty Statements                                                30
           1 Information, formal and legal                                    30
           2 Capital, distributions, contracts and liabilities                30
           3 The Shares                                                       32
           4 Accounts                                                         32
           5 Business and Trading                                             32
           6 Stocks, assets and insurance                                     33
           7 Taxation and tax returns                                         34
           8 Employees and agents                                             35
           9 Litigation                                                       36
           10 Capital commitments, unusual contracts, guarantees etc.         36
           11 Borrowings and lendings                                         37
           12 Continuation of facilities                                      37
           13 Properties and the Environment                                  37
           14 Insolvency                                                      38
           15 Intellectual Property                                           38
           16 Competition                                                     40
SCHEDULE 7                                                                    41
           Deed of Covenant                                                   41
           1 Covenant to pay                                                  45
           2 Exclusions                                                       45
           3 Over-Provisions, Corresponding Savings Etc.                      46

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           4 Section 767A ICTA: Secondary Liabilities                         47
           5 Grossing up payments                                             47
           6 Date of payment                                                  48
           7 General                                                          48
ATTESTATIONS                                                                  49


                         The agreed form documents referred to in this Agreement

1                                                                                          The Deed of Covenant
2                                                                                         The Disclosure Letter
3                                                                                                  The Accounts
4                                                                                       The Management Accounts
5                                                                                        The Service Agreements
6                                    The acknowledgements from each of the Sellers referred to in clause 4.2(d)
7                         The resignation of the auditors of each of the Companies referred to in clause 4.2(g)
8                                                           The powers of attorney referred to in clause 4.2(h)
9                     The certified copies of resolutions of each of the Companies referred to in clause 4.2(k)
10                            The articles of association of each of the Companies referred to in clause 4.2(k)
11                                        The resignation of each of the Directors referred to in clause 4.2(l)
12              The certified copies of board resolutions of each of the Companies referred to in clause 4.2(m)
13                                           The agreement relating to CMA and CNM referred to in clause 4.2(n)

         SHARE SALE AND PURCHASE AGREEMENT
         DATED
         5 December 1997

           PARTIES
(1) The persons whose names and addresses appear in column 1 of Schedule 1 ("the Sellers"); and

(2) OMTOOL, LTD. a corporation organised under the laws of the State of Delaware whose principal office is at 8 Industrial Way, Salem, NH 03079, United States of America ("the Buyer").

           INTRODUCTION
(A) The Company was incorporated in England on 12 March 1986 under the Companies Act 1985 and is registered under number 1998843 as a private company limited by shares. It has at the date of this Agreement an authorised share capital of pound sterling 1,000 divided into 1,000 ordinary shares of pound sterling 1 each of which all have been issued and are fully paid or credited as fully paid and the Sellers are the legal and beneficial owners of the Shares in the proportions shown in column 2 of Schedule 1 and as such have the right, power and authority to sell and transfer the Shares free from any claims, charges, liens, encumbrances or equities.

(B) The business of the Companies is the design, development, marketing, licensing, distribution and support of computer software products for facsimile and other communication applications, principally for the IBM midrange market place, with the respective resale of related third-party hardware products and the provision of related consulting, customisation, configuration, installation, maintenance and support services.

(C) The Sellers are willing to sell and the Buyer is willing to purchase the Shares on the terms and subject to the conditions of this Agreement.

           OPERATIVE PROVISIONS

1          INTERPRETATION
1.1 In this Agreement (including the Introduction and Schedules), except where a different interpretation is necessary in the context, the following expressions shall have the following meanings:

    the Accounts                         the audited consolidated balance
                                         sheet of the Company as at the Accounts
                                         Date and the consolidated profit
                                         and loss account of the Company for the
                                         financial year ended on the Accounts
                                         Date, together with the directors'
                                         reports and other documents required
                                         by law to be annexed thereto

    the Accounts Date                    31 March 1997

    Board(s) the board of directors for the time being of the Buyer and of any of the Companies as specifically referred to

    the Business                         the activities of the Companies
                                         described in paragraph (B)
                                         of the Introduction

    Business Day                         any day on which The NASDAQ Stock
                                         Market and the London Stock Exchange
                                         are open for business

    the Buyer's Attorneys                Testa, Hurwitz & Thibeault, LLP of High
                                         Street Tower,  125 High Street,
                                         Boston,  MA  02110

    the Buyer's Solicitors               S J Berwin & Co of 222 Grays Inn Road,
                                         London WC1X 8HB

    Cash Consideration                   US$4,000,000, being the consideration
                                         for the Shares that is payable in cash

CMA Computer Manufacturing Associates Limited (registered number 3210208) whose registered address is at The Granary, Little Iridge Farm, Silverhill, Hurst
                           Green, East Sussex TN19 7PX

CNM Communications Network Management Limited (registered number 3140277) whose registered office is at Holborn Hall, 100 Grays Inn Road, London WC1X 8BY

the Companies              the Company and the Subsidiaries and each of them
                           or one or more of them as the context requires or permits

the Company                CMA Ettworth Limited of which short particulars are
                           set out in Part 1 of Schedule 2

Completion                 completion of the acquisition of the Shares
                           in accordance with the terms of clause 4

Computer Know-how          all confidential information (including, inter alia,
                           that comprised in or derived from research, ideas, expressions, procedures, algorithms, structures, logic flows, menu structures, macro facilities, programming languages, interfaces, flow charts, specifications and source codes) recorded in notes, on paper, disk, tape or in any other form or otherwise known to the Companies relating to the Software or to the use or programming of any computer or peripheral device or relating to the development of any computer software

Consideration              the aggregate of the Cash Consideration and the value
                           of the Consideration Shares at Completion

Consideration Shares       the 363,637 shares of common stock, $0.01 par value
                           per share, of the Buyer (having the rights and being subject to the restrictions set out in its Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated By-laws
                           (copies of which have been delivered to the Sellers) to be issued to the Sellers in accordance with and subject to the provisions of clause 2

the Deed of Covenant       the deed of covenant in the agreed form as set out in
                           Schedule 7

the Directors              the persons specified as directors of the Companies
                           in Schedule 2 (the expression "Director" meaning any of them)

the Disclosure Letter      a letter in the agreed form from the Sellers to the
                           Buyer relating to the Warranties

the Employees              those persons (including Directors) whose names are
                           disclosed in the Disclosure Letter as employees of the Companies

FRS a Financial Reporting Standard in force at the date hereof, issued by the Accounting Standards Board

GAAP in relation to any jurisdiction, the generally accepted accounting principles and standards of that jurisdiction in accordance with all relevant statutes and regulatory requirements

ICTA                       the Income and Corporation Taxes Act 1988


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
Intellectual Property             copyright in the Software (including without
                                  limitation, in the source code, object code, user and other documentation, in any form whatever, packaging and all other separately identifiable copyright comprised in the
                                  Software) Computer Know-how, rights of any nature in databases, patents, trade marks and service marks, rights in inventions, designs and Know-how, trade names, copyrights and topography rights; whether or not any of these is registered and including applications for registration of any such thing and rights under licences, agreements and consents in relation to any such thing and all rights, claims or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world

Know-how all confidential information (including that comprised in or derived from formulae, designs, specifications, drawings, components lists, manuals, instructions and catalogues) in whatever form held relating to:

                                       (a) the production of goods (including
                                        the Software) or the provision of
                                        services;

                                       (b) the design, selection, procurement,
                                        construction, installation or use of
                                        any plant, machinery or other equipment
                                        or process;

                                       (c) tooling designs;

                                       (d) the repair, service or rectification
                                        of products or plant;

                                       (e) the supply, storage, assembly or
                                        packing of raw materials, components or
                                        partly manufactured or finished product;
                                        and

                                       (f) quality control, testing or
                                        certification

the Management Accounts           the consolidated management accounts of the
                                  Companies for the period of six months from the Accounts Date in the agreed form

the Properties                    the leasehold properties short particulars of
                                  which appear in Schedule 4, including any part or parts thereof

Relief                            the same meaning as in the Deed of Covenant


the Sellers' Solicitors           Dickson Minto W.S. of Royal London House,
                                  22/25 Finsbury Square,  London  EC2A 1DS

the Service Agreements            the service agreements in the agreed form to
                                  be entered into on Completion between the Company and each of Glyn Davies, Nigel
                                  Lothian, Paul Gibbs and Graham Hallett

the Shares                        the 1,000 issued ordinary shares of(pound
                                  sterling)1 each in the capital of the Company

the Software                      the computer software developed or written or
                                  being developed or written by or on behalf of any of the Companies, or acquired or licensed to one or more of the Companies, including but not
                                         limited to that listed or referred to
                                         in Schedule 5

         SSAP a statement of Standard Accounting Practice published by the former Accounting Standards Committee or the present Accounting Standards Board

         Subsidiaries                    those companies short particulars of
                                         which appear in Part 2 of Schedule 2,
                                         being all the subsidiaries of the
                                         Company, and the expression
                                         "Subsidiary" shall mean any one of the
                                         Subsidiaries

         Taxation                        the same meaning as in the Deed
                                         of Covenant

         US$                             United States Dollars

         VAT                             Value Added Tax

         the Warranties                  the warranties, representations and
                                         undertakings given in and pursuant to
                                         clause 5

         the Warranty Statements         the statements set out in Schedule 6 as
                                         construed in accordance with clause 5.8

1.2 All references to statutory provisions or enactments shall include references to any amendment, modification or re-enactment of any such provision or enactment (whether before or after the date of this Agreement) to any previous enactment which has been replaced or amended and to any regulation or order made under such provision or enactment.

1.3 References to "the Companies Acts" are to the Companies Acts 1985 and 1989.

1.4 The term "holding company" shall have the meaning attributed to it in section 736 and 736A of the Companies Act 1985 (as amended) and a company or other entity shall be a "subsidiary" for the purposes of this Agreement if it falls within any of the meanings attributed to a "subsidiary" in such sections or the meaning attributed to the term "subsidiary undertaking" in section 258 of such Act, and the terms "subsidiaries" and "holding companies" are to be construed accordingly.

1.5 References to those of the parties who are individuals include references to their respective legal personal representative(s).

1.6 References to documents "in the agreed form" are to documents in terms agreed between the parties and signed (for the purpose of identification only) by the Sellers' Solicitors and the Buyer's Solicitors.

1.7 References in this Agreement and the Schedules to the parties, the Introduction, Schedules and clauses are references respectively to the parties, the Introduction and Schedules to and clauses of this Agreement.

1.8 Save where the context specifically requires otherwise, words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof.

1.9 Clause and paragraph headings are inserted for ease of reference only and shall not affect construction.

1.10 Section 839 ICTA is to apply to determine whether a person is connected with another for the purposes of this Agreement.

1.11 For the purposes of this Agreement, the accounts of a United Kingdom company for a period or as of a date shall be in a form complying with the Companies Act 1985, prepared in accordance with the United Kingdom GAAP and the accounts of any company incorporated in any jurisdiction outside the United Kingdom shall be a form complying with GAAP of the relevant jurisdiction.

1.12 Where, in this Agreement a reference to any English legal term for any action, remedy, matter of judicial proceeding, legal document, legal status, court, official or other legal concept or thing is used, it shall, in respect of any jurisdiction other than England, be deemed to include the legal concept or thing which in that jurisdiction most nearly approximates or corresponds to the English legal term.

1.13 Except only with regard to the Warranties and the Deed of Covenant which are given jointly and severally, to the extent set out in clause 5.1(b), the obligations of the Sellers hereunder shall be several and not joint.

2          SALE AND PURCHASE OF THE SHARES

2.1 Each of the Sellers with full title guarantee shall sell and transfer with effect from Completion the number of the Shares set out opposite his name in column 2 of Schedule 1 and the Buyer relying on the Warranties shall purchase subject to clause 2.2 all of the Shares with any dividends, distributions and rights declared, paid, created or arising after Completion and free from all claims, charges, liens, encumbrances, options, rights of pre-emption or equities.

2.2 The Buyer shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously in accordance with this Agreement.

3          CONSIDERATION

3.1 In consideration of the sale of the Shares in accordance with the terms of this Agreement, the Buyer shall pay to the Sellers the Consideration to be paid and satisfied to the Sellers by the payment on Completion of the Cash Consideration to the Sellers' Solicitors and the issue on Completion of Consideration Shares to the Sellers in the proportions shown in columns 3 and 4 of Schedule 1.

3.2 Each of the Sellers agrees that the issue of the Consideration Shares shall be subject to and conditional upon the representations, warranties, covenants and other terms and conditions set out in Schedule 3.

4          COMPLETION

4.1 Completion shall take place at the offices of the Buyer's Solicitors (or any other location agreed upon by the Sellers and the Buyer) immediately following exchange of this Agreement when the Sellers and the Buyer shall procure that the Sellers' Solicitors and the Buyer's Solicitors shall sign (for the purposes of identification only) the documents in the agreed form.

4.2 At Completion the Sellers shall deliver (where appropriate as agent for the Company or the Subsidiaries) to the Buyer:

                  (a) transfers in respect of the Shares duly executed by the registered holders thereof in favour of the Buyer;

                  (b) certificates for the Shares and any other documents which may be required to give good title to the Shares and to enable the Buyer to procure registration of the same in its name;

                  (c) the Deed of Covenant and the Disclosure Letter duly executed by the Sellers;

                  (d) acknowledgements in the agreed form from each of the Sellers confirming that at and immediately after Completion nothing is owing nor is there any outstanding claims between each of the Companies on the one hand and each of the Sellers on the other (except for emoluments properly due to the Sellers in their capacity as employees at levels shown in the Disclosure Letter and, in respect of Graham Hallett, a loan of not more than pound sterling 19,000) ;

                  (e) in relation to each of the Companies (to the extent these are available to the Sellers' Solicitors at Completion) certificates of incorporation, certificates of incorporation on change of name (if applicable), common seals, statutory registers, minute books and share certificate books;

                  (f) certificates for all shares in the Subsidiaries (excluding the French Subsidiary) and duly executed transfers in favour of the Buyer or as it shall direct of all such shares not registered in the Company's name;

         (g) the resignation of the auditors of each of the Companies in the agreed form together with a duplicate thereof;

         (h) irrevocable powers of attorney in the agreed form executed by each of the Sellers to enable the Buyer (during the period prior to the registration of he transfer of the Shares) to exercise all voting and other rights attaching to the Shares prior to registration and stamping of the transfers;

         (i) the Service Agreements duly executed by each party to them;

         (j) a certified true copy of any power of attorney under which any document required to be delivered under this clause 4.2 has been executed;

         (k) certified copies of resolutions of each of the Companies in the agreed form adopting new articles of association in the agreed form;

         (l) the resignation from office of all the Directors (other than those requested in writing to remain as directors by the Buyer)

         (m) certified copies of board resolutions of each of the Companies in the agreed form:

                  (i) approving (subject only to proper stamping) the transfers of the Shares and any shares in the Subsidiaries delivered under this Agreement;

                  (ii) approving the placing on the register of members of the respective Companies of the names of the transferees for registration in accordance with the share transfer forms referred to above and subject to stamping authorising the issue of appropriate share certificates;

                  (iii) recording the appointment of such persons as the directors (within the maximum number permitted by the articles of association of the relevant company) and auditors of the respective Companies as the Buyer shall nominate and recording the resignations of Directors;

                  (iv) changing the situation of the registered office of the Companies to such place as the Buyer may direct;

                  (v) changing the accounting reference date of the Companies to such date as the Buyer may direct;

                  (vi) approving the execution of the Deed of Covenant and the Service Agreements; and

         (n) an agreement between the Company, CMA and CNM in the agreed form terminating their relationship and providing for the transfer of all of CMA's and CNM's assets (but none of the liabilities) to the Buyer.

4.3 When the Sellers have complied with the terms of clause 4.2 the Buyer shall procure the delivery:

         (a) to the Sellers' Solicitors for the account of the Sellers the amount of the Cash Consideration by telegraphic transfer for same day value: the Sellers authorise the Sellers' Solicitors to receive payment of the Cash Consideration on the Sellers' behalf and the receipt of the Sellers' Solicitors shall be a sufficient discharge for the Buyer;

         (b) to the Sellers' Solicitors for the account of the Sellers' copies of the certificates in the names of the Sellers for the number of Consideration Shares set out against their names in column 4 of
         Schedule 1, with original certificates to be received not later than 96 hours after Completion or as promptly as reasonably possible thereafter by courier to the Sellers' Solicitors or the Seller's attorneys, Fried, Frank, Harris, Shriver & Jacobson; the Sellers authorise the Sellers' Solicitors or such attorneys to receive delivery of the certificates for the Consideration Shares on the Sellers' behalf and the receipt of the Sellers' Solicitors shall be a sufficient discharge for the Buyer; and

         (c) to the Sellers of the counterpart of the Deed of Covenant duly executed by the Buyer.

4.4 If for any reason the provisions of clause 4.2 are not fully complied with, the Buyer shall be entitled (in addition and without prejudice to any other right or remedy available to it) to elect within 4 Business Days:

         (a) to rescind this Agreement in which case the Buyer shall not be obliged to purchase any of the Shares or pay any of the Cash Consideration or issue any of the Consideration Shares; or

         (b) to complete the purchase of the Shares or some of the Shares (at the Buyer's option) in which case the Sellers shall be bound to complete the sale of all or part of the Shares accordingly and the Buyer shall be entitled to pay only the amount of the Cash Consideration and issue the number of the Consideration Shares due for the Shares it is acquiring; or


         (c) to fix a new date for Completion (not being longer than 14 Business Days from the original date for Completion); or

         (d) to proceed to Completion so far as practicable, the Sellers then being obliged to use their best endeavours to perform or procure the performance of any of the outstanding provisions of clause 4.2.

4.5 Except pursuant to clause 4.4(a), the Buyer shall have no right to rescind this Agreement.

5         WARRANTIES

5.1      The Sellers hereby:

         (a) acknowledge that the Buyer has been induced to enter into this Agreement and to purchase the Shares on the basis of the Warranty Statements and the agreements in the agreed form; and

         (b) jointly and severally warrant, represent and undertake to the Buyer that each and every Warranty Statement is true, correct, accurate and not misleading at the date of this Agreement, subject only to:

                  (i) the matters fairly stated in the Disclosure Letter and the Disclosure Documents annexed thereto; and

                  (ii) this clause 5.

5.2 The Warranties are separate and independent warranties, representations and undertakings in relation to each of the Warranty Statements and no Warranty Statement shall be limited by reference to any other Warranty Statement or by the other terms of this Agreement.

5.3 Subject to clauses 5.18 and 5.20, no proceedings shall be commenced in respect of any claim for breach of the Warranties or under the Deed of Covenant, except in the case of fraud or willful non-disclosure and except in the case of a breach of the Warranty Statements contained in paragraph 3 of Schedule 6 when the limitations in this clause 5.3 shall not apply, unless:

         (a) notice giving reasonable details of the claim:

                  (i) shall, in the case of any claim other than a claim relating to Taxation or Intellectual Property (Warranty Statement 15), have been delivered to the Sellers by the Buyer not later than the date which is 18 months after the date of Completion;

                  (ii) insofar as such claim relates to Intellectual Property (Warranty Statement 15) shall have been delivered to the Sellers by the Buyer not later than the date which is 24 months after the date of Completion; and

                  (iii) insofar as such claim relates to Taxation, shall have been delivered to the Sellers by the Buyer within six years from the end of the accounting period of each of the Companies current at the date of Completion; and

         (b) the liability of the Sellers in respect of that claim when aggregated with the liability of the Sellers in respect of all other claims and claims under the Deed of Covenant exceeds US$300,000 in which event the whole of such claims (and not merely the excess) may be claimed under legal proceedings.

5.4 The total amount of the liability of the Sellers for damages for breach of the Warranties and in respect of amounts recoverable under the Deed of Covenant shall, except in the case of fraud or willful non-disclosure, be limited to US$4,800,000.

5.5 The rights and remedies of the Buyer in respect of any breach of the Warranties shall not be affected by Completion, by any investigation made by or on behalf of the Buyer into the affairs of the Companies, or by any other event or matter whatsoever which otherwise might have affected such rights and remedies except a specific and duly authorised written waiver or release.

5.6 The Sellers shall immediately give written notice to the Buyer of any of the Seller's awareness or knowledge of any occurrence of any event which results or may reasonably be expected to result in a liability arising under the Deed of Covenant or of any of the Warranty Statements being untrue, incorrect, inaccurate or misleading giving sufficient details of the event.

5.7 Any information supplied by the Companies, their officers or employees to the Sellers, their agents, representatives or advisers in connection with, or to form the basis of, the due diligence undertaken by the Buyer, the Warranties or a Warranty Statement or any matter covered in the Disclosure Letter, or for any other reason, shall be deemed not to include or have included a representation, warranty or guarantee of its accuracy to the Sellers and shall not constitute a defence to the Sellers to any claim made by the Buyer. The Sellers waive any and all claims against the Companies, their officers or employees in respect of any information so supplied.

5.8 For the purposes of the Warranties and the Warranty Statements and in the Deed of Covenant references to "the Company" shall where appropriate be deemed to extend both to the Company and to each of the Subsidiaries to the effect that each of the Warranty Statements shall be deemed to be repeated (save where the context otherwise requires) in respect of each of the Subsidiaries as if the expression "the Company" had been replaced by the name of the Subsidiary concerned throughout and the provisions of the Deed of Covenant shall apply in respect of each of the Companies.

5.9 References to the awareness or knowledge of the Sellers in a Warranty Statement in Schedule 7 shall be deemed to include such awareness or knowledge each Seller would have had if he had made reasonable enquiry of each other Seller, their professional advisers Dickson Minto W.S. and/or (in relation only to the Warranty Statements relating to Taxation or the Accounts or Management Accounts of the Company) Arram Berlyn Gardner and Charles Hammond to ascertain if the relevant information is true.

5.10 If, subsequent to any payment to the Buyer in respect of any Warranty claim or under the Deed of Covenant, any of the Companies or the Buyer receives any payment from any third party in respect of the loss suffered by any of the Companies which resulted in the claim, the Buyer shall reimburse to each of the Sellers an amount equal to the amount paid by such Seller to the Buyer less the costs and expenses (including legal fees) incurred by the Buyer in connection with recovering such payment from the third party.

5.11 No liability of the Sellers in respect of any breach of the Warranties shall arise:


         (a) if such breach occurs by reason of any matter which would not have arisen but for the coming into force of any legislation not in force at the date of Completion or by reason of any change to Inland Revenue practice occurring after the date of Completion;

         (b) to the extent that a note or allowance, provision or reserve has been made in the Accounts or in the Management Accounts in respect of the matter to which such liability relates;

         (c) to the extent that such breach or claim arises as a result of any change following Completion in the accounting bases or policies in accordance with which any of the Companies values its assets or calculate its liabilities or any other change in accounting practice from the treatment or application of the same used in preparing the Accounts (save to the extent that such changes are required to correct errors or because relevant generally accepted accounting principles have not been complied with).

5.12 The Sellers shall not be liable in respect of any breach of the Warranties if and to the extent that the loss giving rise to the claim shall have been recovered under the Deed of Covenant and vice versa.

5.13 Subject to clause 5.6, if any matter comes to the notice of the Board of the Buyer or of the Companies in respect of which the Board of the Buyer or of the Companies is aware that any of the Sellers may be or become liable under any of the Warranties or pursuant to the Deed of Covenant the Buyer shall and (insofar as it is reasonably able) shall procure that the Companies shall:

         (a) not make any admission of liability, agreement or compromise to or with any person in relation thereto without using reasonable effort to first consult with the Sellers; and

         (b) except with respect to any claim or matter relating to Intellectual Property or Know-how which is material to the Business, permit the Sellers a reasonable opportunity to avoid, dispute, resist, appeal or compromise any claim in respect of which the Sellers may be or become liable under any of the Warranties subject to:

                  (i) the Buyer and the Companies being indemnified by the Sellers to the reasonable satisfaction of the Buyer against all costs, expenses and liabilities which the Buyer or any of the Companies may incur by reason of such action;

                  (ii) the commercial interests of the Buyer or any of its subsidiaries not in the reasonable opinion of the Buyer being likely to be prejudiced by any such action; and

                  (iii) the Sellers acknowledging any such action is without prejudice to the Buyer's rights to claim under and enforce any of the Warranties and/or the Deed of Covenant.

5.14 Subject to clause 5.6, the Buyer shall as soon as is reasonably practical after a matter coming to the attention of the Board of the Buyer or of the
Companies:

         (a) inform the Sellers in writing of any fact, matter, event or circumstance which comes to its notice whereby it appears to the Buyer that the Sellers are or may be liable to make any payment in respect of any claim under the Warranties or under the Deed of Covenant or whereby it appears the Buyer shall become or may become entitled to recover from some other person a sum which is referable to a payment already made by the Sellers or is otherwise referable to any claim for breach of Warranty; and

         (b) thereafter keep the Sellers regularly informed to a reasonable extent of all material developments in relation thereto.

5.15 The Buyer shall not be entitled to recover damages or otherwise obtain reimbursement or restitution more than once in respect of specific loss arising from any individual breach of any of the Warranties.

5.16 The Sellers shall not be liable for breach of any of the Warranties to the extent that the subject of the claim has been or is made good or is otherwise compensated for without cost or diminution in value to the Buyer.

5.17 A claim notified and not satisfied, settled or withdrawn shall cease to be enforceable against the Sellers on the expiry of the period of six months starting on the date that a claim is made, unless proceedings in respect of the claim have been issued and served on a Seller.

5.18 No liability (whether in contract, tort or otherwise) shall attach to a Seller in respect of any claim under the Warranties to the extent that the claim is based upon a liability which is contingent only, unless and until such contingent liability becomes an actual liability, save that the time limits set out in clause 5.3(a) shall be extended in relation to such a claim until 60 Business Days after the liability has become an actual liability.

5.19 No liability in respect of any claim under paragraph 7 of Schedule 6 shall become payable where such claim involves the loss of or reduction in a right to repayment of Taxation or a payment of Taxation, prior to the day on which any repayment, payment or increased repayment of Taxation should have been due.

5.20 (a) If, in respect of any matter which would give rise to a claim under the Warranties, the Buyer is entitled to claim under any policy of insurance, then no such matter shall be the subject of a claim under the Warranties unless and until the Buyer shall have made a claim against its insurers and used reasonable endeavours to pursue such claim and any such insurance claim shall then reduce by the amount or extinguish any such claims (in each case net of all costs and expenses (including legal fees) in relation to the claim and the amount (in the Buyer's reasonable opinion) of any increases in premiums resulting from the claim) under the Warranties, subject to the time limits set out in clause 5.3(a) being extended in relation to such a claim until 60 Business Days after the Buyer becomes aware of the outcome of such insurance claim.

         (b) Where the Buyer is at any time entitled to recover from some other person than is contemplated by clause 5.20(a) any sum in respect of any matter giving rise to a claim under the Warranties the Buyer shall take reasonable steps to enforce such recovery prior to taking action against the Sellers and, in the event that the Buyer shall recover any amount from such other person, the amount of the claim against the Sellers shall be reduced by the amount recovered net of all costs and expenses (including legal fees) incurred by the Buyer in recovering such payment from the third party).

5.21 The Buyer warrants to the Sellers that:

         (a) the Buyer has the requisite power and authority to enter into and perform this Agreement and the other documents which are to be executed by the Buyer at Completion (the "Completion Documents ");

         (b) this Agreement constitutes and the Completion Documents will, when executed by the Buyer, constitute binding obligations of the Buyer in accordance with their respective terms;

         (c) the execution and delivery of, and the performance by the Buyer of its obligations under this agreement and the Completion Documents will not:

                  (i) result in a breach of any provision of the Amended and Restated Certificate of Incorporation of the Buyer;

                  (ii) result in a breach of, or constitute a default under, any instrument or agreement to which the Buyer is party or by which the Buyer is bound and which is material in the context of the transactions contemplated by this agreement;

         (d) at Completion, the Consideration Shares will be validly issued, fully paid and non-assessable.

5.22 The Warranties shall continue to be enforceable by any permitted assignee of the buyer's of the benefit of this Agreement, subject to the exceptions, limitations and restrictions expressly set out in or provided for under this Agreement as if such Assignee were party to this Agreement as the Buyer and liabilities shall be calculated accordingly provided that the Sellers shall have no greater liability to any such assignee than they would have had under this Agreement to the Buyer.

6    NON-DISCLOSURE OF INFORMATION AND RESTRICTIONS

6.1 Save in the proper performance of their duties, each of the Sellers hereby agrees to keep secret and confidential and not to use, disclose or divulge to any third party or knowingly enable or knowingly cause any person to become aware of any confidential information relating to any of the Companies including but not limited to the Intellectual Property (whether owned or licensed by any of the Companies), lists of customers, reports, notes, memoranda and all other documentary records pertaining to the Companies or their business affairs, finances, suppliers, customers or contractual or other arrangements provided always that the restrictions contained in this clause 6.1 shall not apply to any confidential information which:

         (a) is required to be disclosed by law or an order of a court or tribunal of competent jurisdiction or the London Stock Exchange, the SEC or NASDAQ (provided that the Buyer is given prior written notice of such intended disclosure); or

         (b) comes into the public domain otherwise than as a result of its wrongful disclosure by such Seller; or

         (c) is disclosed to professional advisers who owe a duty of confidentiality to the Sellers or the Companies.

6.2 To ensure that the Buyer receives the full benefit of the goodwill of the business of each of the Companies, each of the Sellers hereby represents and undertakes that they will not for a period of three years from Completion either alone or together, with or as agent, officer or employee of any other person, firm or company or through the medium of any company directly or indirectly:

         (a) solicit, interfere with or attempt to entice away from any of the Companies any person who (i) is at the date hereof or (ii) was within the previous 12 months or (iii) is at any time subsequent to the date hereof while such Seller remains an employee of the Company, an employee or agent of any of the Companies, or who is reasonably considered by any of the Companies to be or have been a regular client or customer of or supplier to the Companies on the date of this Agreement or during the 12 months immediately preceding the date of this Agreement or at any time subsequent to the date hereof while such Seller remains an employee of the Company; or

         (b) interfere or attempt to interfere with the supply or continued supply of goods or services to or by the Companies; or

         (c) from or within, in whole or part, the United Kingdom or any other member state of the European Union from time to time, carry on or be engaged, concerned, interested or hold shares or other securities in any company or businesses which compete with the Business at the date of this Agreement, provided that nothing in this clause shall restrict any of the Sellers from owning less than 3 per cent of the shares of any company whose shares are quoted or traded on a recognised investment exchange.

6.3 Each of the restrictions contained in each paragraph of clause 6.2 is a separate and distinct restriction and is to be construed separately from the other restrictions. Each of the Sellers acknowledges that the restrictions are reasonable when taken together as well as individually, that the duration, extent and application of each restriction are no greater than is necessary for the protection of the goodwill of the businesses of the Companies and that the consideration paid by the Buyer for the Shares takes into account and provides adequate compensation for the restraints and restrictions imposed. Should any restriction be found to be void or unenforceable without the deletion of some part of it or the reduction in area or duration specified, that restriction shall apply with such modification as may be necessary to make it valid.

7         RESTRICTIVE TRADE PRACTICES ACT 1976

         No provision of this Agreement or of any agreement or arrangement of which it forms part (or any modification, amendment or variation to any of the same) by virtue of which this Agreement or the relevant agreement or arrangement of which it forms part is subject to registration under the Restrictive Trade Practices Act 1976 shall take effect until the day after the day on which particulars of this Agreement or such agreement or arrangement are furnished to the Director General of Fair Trading for registration under the said Act.

8    GENERAL PROVISIONS

8.1 The waiver by the Buyer of any right or breach, default or omission by another party of any of the terms of this Agreement or any of the agreements in the agreed form shall not take effect unless in writing and shall not constitute a continuing waiver of the right waived or apply to, or operate as a waiver of, any other breach, default or omission and any forbearance in enforcing any right shall not constitute a waiver.

8.2 The Buyer may assign in whole or in part the benefit of this Agreement to any company being a wholly owned subsidiary of the Buyer, provided that if such subsidiary ceases to be a wholly owned subsidiary of the Buyer, the benefit shall be assigned back to the Buyer. Otherwise no assignment shall be made.

8.3 No Seller shall divulge to any third party (other than his professional advisers or insurers) the fact that this Agreement or any of the documents in the agreed form has been entered into or any information regarding its terms or any matters contemplated by this transaction or make any announcement relating to it without the prior agreement (not to be unreasonably withheld or delayed) of the Buyer unless such announcement is required by law or the Inland Revenue and/or a court of competent jurisdiction or by the London Stock Exchange, the SEC or NASDAQ in which event the other parties shall be given prior written notice of such intended announcement. Any such announcement shall in any event be made or issued only in a form approved by the Buyer and with the consent of the Sellers (not to be unreasonably withheld or delayed). Provided that the Sellers shall not be restricted by this clause 8.3 from divulging such information as is reasonably necessary to perform their duties to the Company in the ordinary course or from divulging the information contained in the legend set forth on the certificates for their Consideration Shares in order to sell such shares in accordance with the relevant provisions in Schedule 3.

8.4 The Sellers shall ensure that the Buyer, its agents, advisers (including legal advisers or insurers) and representatives are given promptly on request full access to all accounting and other records of the Companies and any other facilities and information regarding the business, assets, liabilities, contracts and arrangements of the Companies which it may request and which are within the possession or the control of the Sellers.

8.5 Each party shall pay its own legal, accountancy and other costs, charges and expenses incurred in connection with this Agreement. The Sellers shall pay any and all broker's, finder's, financial advisor and investment banking fees and expenses incurred by the Company or any of the Sellers, including without limitation any amount payable to The Corum Group Ltd.

8.6 This Agreement, together with any document expressly referred to in any of its terms, contains the entire agreement between the parties relating to the subject-matter covered. No oral explanation or oral information given by any party shall alter the interpretation of this Agreement. It is agreed that:

         (a) none of the parties has entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set out in this Agreement or any other such document;

         (b) in the absence of fraud, none of the parties will have any remedy in respect of any untrue statement made to it or its agents upon which it relied which is not contained in this Agreement and such party's only remedy will be for breach of contract;

         (c) in the absence of fraud this clause 8.8 shall not exclude liability for fraudulent misrepresentation.

8.7 Each of the Sellers hereby undertakes with the Buyer at the request of the Buyer and at the expense of the Sellers to do or procure to be done all such further acts and things and execute or procure to be executed all such further deeds and documents as may be reasonably necessary or desirable fully and effectively to vest in the Buyer the legal and beneficial ownership of the Shares.

8.8 Each communication to be made hereunder shall be made in writing and, unless otherwise stated, shall be made by fax or letter. Any communication or document to be made or delivered by one person to another pursuant to this Agreement shall (unless that other person has by not less than 14 days' written notice to the other specified another address) be made or delivered to that other person at the address identified below and shall be deemed to have been made or delivered when despatched (in the case of any communication made by fax) or (in the case of any communication made by letter) when left at the address or (as the case may be) three days after being deposited in the post or postage prepaid or with an international courier in an envelope addressed to it at that address.
         Sellers' address for Notices:

         Attention:        Graham White
                           Dickson Minto W.S.
                           Royal London House
                           22/25 Finsbury Square
                           London EC2A 1DS

         Facsimile:        +44 171-628 0027

         Buyer's address for Notices:

         Attention:        Darioush Mardan
                           Omtool, Ltd.
                           8 Industrial Way
                           Salem, NH  03079

         Facsimile:         +1 603-890-1925

         Copies to:        John A. Meltaus
                           Testa Hurwitz & Thibeault, LLP
                           High Street Tower
                           125 High Street
                           Boston, MA 02110

                           Facsimile: +1 617 248 7000

8.9 This Agreement is governed by and is to be construed in accordance with English law.

8.10 Each of the parties hereby irrevocably accepts that the courts of England shall have jurisdiction to hear and determine any suit, action or proceedings and to settle any disputes arising out of or in connection with this Agreement and for such purposes irrevocably submits to the jurisdiction of such courts. Each of the parties waives any objection which it may nor or hereafter have to the English Courts being nominated as the forum to hear and determine any such proceedings and to settle any such disputes and agrees not to claim that any such court is not a convenient or appropriate forum.

8.11 The submission to the jurisdiction of the English courts shall not (and shall not be construed so as to) limit the right of the parties to the proceedings in any other court of competent jurisdiction nor shall the taking proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

8.12 Any provisions of this Agreement shall, so far as they are capable of being performed or observed, continue in full force and effect notwithstanding Completion except in respect of those matters already performed.

8.13 This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

                                   SCHEDULE 6

                               WARRANTY STATEMENTS

1       INFORMATION, FORMAL AND LEGAL

1.1 The information contained or referred to in Schedules 1, 2, 4 and 5 is true and accurate and not misleading and the Subsidiaries are the only subsidiaries of the Company.

1.2 All information contained or referred to in the Disclosure Letter (not including for this purpose the Disclosure Documents annexed thereto or any deemed to be disclosed pursuant thereto) is true and accurate in all material respects.

1.3 So far as the Sellers are aware, all statutory, municipal, governmental, court and other requirements applicable to the formation, continuance in existence, creation and issue of securities, management, property or operations of the Company, and all licences and consents (including planning consents) involved in the carrying on of the business of the Company, have been obtained and complied with in all material respects and the Sellers are not aware of any contemplated revocation of any such licence or consent.

1.4 No consent, approval, authorisation or order of any court or government or local agency or body or any other person is required by any of the Sellers or the Company for the execution or implementation of this Agreement and the agreements in the agreed form and compliance with the terms of this Agreement and each of the agreements in the agreed form does not and will not:

            (a) conflict with, result in the breach of or constitute a default under any obligation by which the Company may be bound or any provision of the Memorandum or Articles of Association of the Company;

            (b) so far as the Sellers are aware, relieve any person from any material obligation to the Company or provide grounds of the termination by any party of any agreement with the Company or the cessation of any licence or permission; or

            (c) result in the creation, imposition, crystallisation or enforcement of any encumbrance on any of the assets of the Company.

1.5 The statutory books and registers of the Company are duly entered up and maintained in accordance with all legal requirements applicable thereto and contain true, full and accurate records of all matters required to be dealt with therein and all such books and all records and documents (including, without limitation, all documents of title, accounts, books, ledgers and contracts to which it is a party) which are the property of the Company are in its possession or under its control and all accounts, documents, returns and forms required to be delivered or made to the Registrar of Companies and any relevant foreign equivalent have been duly and correctly delivered or made.

1.6 The Company has not committed and is not liable for any criminal, illegal, unlawful, ultra vires or unauthorised act or so far as the Sellers are aware any breach of covenant, contract or statutory duty and there is no violation of, or default with respect to, any statute, regulation, order, decree or judgment of any court or central or local government agency of the United Kingdom or any foreign country which in any case or in the aggregate has or could reasonably be expected to have a material adverse effect upon the assets, business or profitability of the Company.

1.7 The Company does not trade and has never traded under any name other than its corporate name.

2         CAPITAL, DISTRIBUTIONS, CONTRACTS AND LIABILITIES

2.1       The Company has not at any time:-

            (a) repaid, redeemed or purchased or agreed to repay, redeem or purchase any securities or shares of any class of its share capital or otherwise reduced or agreed to reduce its issued share capital or any class thereof; or

            (b) directly or indirectly provided any financial assistance (as defined in Section 151 of the Companies Act 1985) for the purpose of the acquisition of shares of the

            Company or of any holding company of the Company or for the purpose of reducing or discharging any liability incurred in any such acquisition whether pursuant to Section 155 of the Companies Act 1985 or otherwise; or

            (c) capitalised or agreed to capitalise in the form of shares, debentures or any other securities or in paying up any amounts unpaid on any shares, debentures or other securities any profits or reserves of any class or description or passed or agreed to pass any resolutions to do so.

2.2 The Company has not received a distribution from any company in contravention of Section 263 of the Companies Act 1985.

2.3 There is not outstanding any indebtedness or other liability (of whatsoever nature, whether present or future, actual or contingent) owing:

            (a) by the Company to any of the Sellers (except in their capacity of employees) or to any director or former director of the Company or to any independent contractor providing the services of any such persons or to any person connected with the Company or with any of the Sellers or with any such director, former director or contractor; or

            (b) to the Company by any of the Sellers or by any such director, former director or contractor or by any person connected with the Company or with any of the Sellers or with any such director, former director or contractor.

2.4 There are no existing contracts (including, without limitation, customer and supply contracts) to which the Company is a party and in which any of the Sellers or any director or shareholder of the Company or any person connected with any of them is interested (and for the purposes of this paragraph a person shall be deemed to be interested in a contract in accordance with the provisions of Section 317 of the Companies Act 1985).

2.5 No customer of the Company is responsible for in excess of 10% of the Company's trade, turnover or profitability in the last two financial years and no supplier supplies in excess of 10% of the Company's supplies in the last two financial years (as quantified by payments to all suppliers in that year).

2.6 So far as each of the Sellers is aware, as a result of the acquisition of the Shares by the Buyer:

          (a) no material supplier of the Company will cease or reduce or be entitled to cease or reduce its supplies to the Company;

          (b) no material customer of the Company will, or will be entitled to, cease dealing with or reduce the level of business done with the Company; and

          (c)  no officer or senior employee of the Company will leave.

2.7 No person is entitled to receive from any of the Companies any finder's fee, brokerage or other commission in connection with the sale and purchase of the Shares.

2.8 All distribution and/or sub-licence agreements for the resale or sub-licence of the Company's products except for the agreement with IBM comprise only the Company's standard form agreement and no amendments, variation or additions to that agreement have been made or agreed by the Company save for changes which, individually and in the aggregate, have not and will not have a material adverse effect on the Companies. The standard form is that between the Company and Intermec Systems Limited. End users of the Company's products are licensed only on the terms of the Company's standard Software Product Licence Agreement and no amendments or variations to that agreement have been made or agreed by the Company save for changes which, individually and in the aggregate, have not and will not have a material adverse effect on the Companies. The standard form is that between the Company and International Supply Chain Limited.

3       THE SHARES

3.1 The Shares constitute the whole of the issued and allotted share capital of the Company and are fully paid or credited as fully paid and there are no options over or other rights (whether exercisable now or in the future and whether contingent or not) to acquire any shares or subscribe shares in the capital of the Company.

3.2 Each Seller is the legal and beneficial owner of those of the Shares set opposite his name in Column 2 of Schedule 1.

3.3 There is no pledge, lien, option, warrant, charge or encumbrance on, over or affecting any of the Shares or any of the shares in the Subsidiaries, no agreement to create such pledge, lien, option, warrant, charge or encumbrance has been made and no claim has been made that any person is entitled to any such pledge, lien, charge or encumbrance.


4       ACCOUNTS


4.1 The Accounts have been prepared in accordance with the applicable requirements of the Companies Acts and in accordance with all statements of standard accounting and financial reporting standards and UK GAAP and give a true and fair view of the state of affairs of the Company and its Subsidiaries at the Accounts Date and of the profits and losses for the financial year ended on the Accounts Date.

4.2 None of the Sellers is aware that any debt owing to any of the Companies is subject to any set-off or counter-claim.

4.3 The profits (or losses) shown in the Accounts have not to a material extent been affected (except as disclosed therein) by any extraordinary or exceptional event or circumstance (as defined in FRS3).

4.4 None of the book debts included in the Accounts and the Management Accounts or which have subsequently arisen have been outstanding for more than two months from their due dates for payment and all such debts have realised or, so far as the Sellers are aware, will realise in the normal course of collection their full value as included in the Accounts or the Management Accounts.

4.5 The Management Accounts have been properly prepared on a basis consistent with the Accounts and the Sellers have no reason to believe that they do not reasonably reflect the financial position of the Company for the period to which they relate.


5       BUSINESS AND TRADING


5.1   Since the Accounts Date:

            (a) no members' resolution of the Company of any kind has been passed other than resolutions relating to business at annual general meetings which was not special business;

            (b) the Company has carried on its business in the ordinary course;

            (c) except as reflected in the Management Accounts, the Company has not acquired or disposed of or agreed to acquire or dispose of any business or any asset (other than trading stock in the ordinary course of business) or assumed or acquired any material liability (including any contingent liability) other than in the ordinary course of business on commercial terms for the benefit of the Company;

            (d) the Company has paid its creditors in accordance with its normal practice;

            (e) the Company's business and turnover (excluding seasonal variations) have not so far as the Sellers are aware, deteriorated or been adversely affected to a material extent by any act or omission of the Company or by the loss of any important employee, customer or supplier or by any abnormal factor and none of the Sellers is aware of any facts or circumstances likely to give rise to any such loss or factor having or likely to have such effect;

            (f) no dividend or other distribution has been declared, made or paid by the Company except as provided for in the Accounts and all dividends or distributions declared, made or paid by the Company have been made, paid or declared in accordance with its Articles of Association and the provisions of any applicable legislation;

            (g) no change has been made in the emoluments or other terms of employment of any of the Company's employees who are in receipt of remuneration in excess of pound sterling 20,000 per annum or of any of the Directors and the Company has not paid any bonus or special remuneration to any such employee or any Director;

            (h) all amounts received by the Company have been paid into the relevant bank account and appear in the appropriate books of account;

            (i) the Company has not repaid any loan, loan capital or other debenture by reason of its default;

            (j) so far as the Sellers are aware, the Companies have not suffered, incurred or acquired any material liabilities (including actual, contingent, unquantified or disputed liabilities insofar as such liabilities are required to be disclosed by the Companies Acts or GAAP) except those reflected in the Accounts or the Management Accounts or arising in the ordinary course of business since 30 September 1997

            (k) no debtor has been released by the Company for less than the book value of any debt and no debt owing to the Company has been deferred, subordinated or written off or has proved to be irrecoverable to any extent and no debt owed by the Company has been released by the Company in circumstances which give rise or could give rise to a liability to Taxation; and

            (l) except in the ordinary course of business, no material commission has been paid and no material discount has been allowed by the Company at a rate or otherwise on terms different from those upon which commissions and discounts were paid or allowed for in the accounting period ended on the Accounts Date.

5.2 All the Company's assets and all debts due to it which are included in the Accounts were at the Accounts Date its absolute property and (save for those subsequently disposed of or realised in the ordinary course of the business carried on by it) all such assets and debts and all assets and debts which have subsequently been acquired or arisen are now its absolute property and none is the subject of any encumbrance (excepting only liens arising in the normal course of trading) or the subject of any leasing, hire, hire-purchase, retention of title, conditional sale or credit sale agreement.




6       STOCKS, ASSETS AND INSURANCE


6.1 The Company owns or has on lease or hire purchase (as referred to) no motor vehicles save for those fully and accurately listed (including details of the make, model, registration number and driver) in the Disclosure Letter.

6.2 So far as the Sellers are aware no expenditure is required to be spent (other than amounts identified in the Accounts, Management Accounts or the Company budgets as disclosed to the Buyer prior to the date of this Agreement) in respect of the repair or upgrading of any of its plant, machinery, vehicles and other equipment.

6.3 Maintenance contracts are in full force and effect in respect of all material assets which the Company is obliged to maintain or repair under any leasing or similar agreement and in respect of all material assets which it is necessary to have maintained by outside or specialist contractors.

6.4 The asset register of the Company comprises a complete and accurate record of all plant, machinery, vehicles and equipment owned by the Company.

6.5 So far as the Sellers are aware the Company has not sold or distributed any products or supplied any services which were, are or will become defective or which do not comply in any respect with and express or implied warranties or representations made by any person or with all applicable regulations, standards and requirements. The Company does not give and has not given express warranties, representations, guarantees or indemnities as to the fitness for purpose, quality or otherwise of any of its products or services.

6.6 There has been no exercise or purported exercise of, or any claim for, any charge, lien, encumbrance or equity over any of the fixed assets of the Companies which is still outstanding.

6.7 All the assets of the Company which are of an insurable nature have been at all material times and are at the date of this Agreement insured to their full replacement value against fire and other risks normally insured against by companies carrying on similar businesses or owning property of a similar nature and the Company has at all times been and is adequately covered against accident, employer's liability, third party products liability, loss of 6 months' profits, environmental liability and other risks normally insured against by such companies for the full replacement value of such assets and in respect of its business for such amounts as would in the circumstances be prudent for such similar businesses; and in respect of all such insurances:

            (a)   all premiums have been duly paid to date;

            (b) so far as the Sellers are aware, all the policies are in full force and effect and are not voidable on account of any act, omission or non-disclosure on the part of the insured party;

            (c)   particulars are contained in the Disclosure Letter;

            (d) there are no circumstances known to the Sellers which may be reasonably expected to give rise to any claim and no insurance claim is outstanding; and

            (e)   all policies are held in the name of the Company.


7       TAXATION AND TAX RETURNS


7.1 So far as the Sellers are aware, the Company has duly and properly made all returns and given or delivered all notices, accounts and information which ought to have been made to and is not involved in any dispute with the Inland Revenue or other authority concerning any matter likely to affect in any way the liability (whether accrued, contingent or future) of it to Taxation of any nature whatsoever or other sums imposed, charged, assessed, levied or payable under the provisions of any Taxation statute or regulations relating to Taxation and the Sellers are not aware of any matter which may lead to such dispute.

7.2 So far as the Sellers are aware, there are no circumstances in which surcharges, interest or penalties in respect of Taxation not duly paid could be charged against it in respect of any period prior to Completion.

7.3 The Company has not entered into or been a party to any schemes or arrangements designed partly or wholly for the purpose of it or any other person avoiding Taxation.

7.4 All documents in the possession of the Company or to the production of which it is entitled and which attract stamp or transfer duty in the United Kingdom or elsewhere have been properly stamped.

7.5 The Company has duly and punctually paid all Taxation for which it is or has been liable to the appropriate Taxation authority.

7.6 The Company has not been resident or within the charge to Taxation in any jurisdiction other than the jurisdiction in which it is at the date hereof incorporated.

7.7 None of the assets of the Company qualify or have qualified for capital or depreciation allowances.

7.8 The expenditure allowable as a deduction for the purposes of computing any chargeable gain attributable to any asset of the Company for the purposes of Taxation on chargeable gains is not less than the value of that asset as shown in the Accounts.

7.9 No chargeable gain or other taxable receipt will accrue to the Company on the disposal of any debt owed to the Company for proceeds equal to the value of the debt as shown in the Accounts.

7.10  The Company is not and never has been a close company.

7.11 The Company has not at any time been treated as a member or representative member of a group of companies for the purposes of VAT.

7.12 Paragraphs 7.1 to 7.11 of this Schedule 6 shall apply mutatis mutandis to Taxation outside the United Kingdom and all references to Taxation, Relief or any statutory provision or regulation relating to Taxation shall be construed accordingly.


8       EMPLOYEES AND AGENTS


8.1 The Employees are all the employees of any of the Companies as at Completion and the names, current weekly wage and other emoluments, date of birth, the date of commencement of the respective periods deemed to be their period of continuous employment with the Companies and job descriptions of the Employees are fully and accurately set out in the Disclosure Letter.

8.2 The Disclosure Letter also includes full and accurate details of all employee share schemes, employee share option schemes, profit related pay schemes or other employee benefit schemes of any kind of the Companies now in force or capable of being in force.

8.3 There is no legally binding liability whatsoever or moral commitment to make any payment to or for the benefit of any of the Employees or the wife or widow or any other relative of any of the Employees in respect of past service or the termination of the employment of that or any other person by way of pension contribution, pension retirement benefit or otherwise and the Company has no superannuation fund, retirement benefit or other pension schemes or arrangements to provide benefits to past or present employees or directors (or their dependants) by reason of retirement, death, disability or sickness or otherwise.

8.4 No assurances or undertakings (whether legally binding or not) have been given to any of the Employees as to the continuance or introduction or increase or improvement of any retirement, death, sickness or disability scheme.

8.5 There is no outstanding commitment (whether legally binding or not) to increase the remuneration of any Employee.

8.6 All contracts of service or consultancy or for services with directors or employees or consultants or independent contractors providing the services of individual personnel of the Company can be terminated by three months' notice or less without giving rise to any claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal, if applicable).

8.7   Except where any provision or allowance is made in the Accounts:

            (a) no liability (actual or contingent) has been incurred in the 12 months prior to Completion by the Company for breach of any contract of service or consultancy, for redundancy payments (including protective awards), for compensation for wrongful dismissal or unfair dismissal or loss of office or for failure to comply with any order for the reinstatement or re-engagement of any officer or employee; and

            (b) no payment has been made or promised by the Company in connection with the termination, suspension or variation of any contract of service or consultancy or for services of any present or former officer or employee and no bonus or special remuneration has been paid or agreed to be paid to any such officer or employee.

8.8 So far as the Sellers are aware the Company has in relation to each of the Employees and its former employees complied in all material respects with all material obligations imposed on it by all contracts, statutes, orders, regulations, collective agreements, awards and codes of conduct and practice relevant to conditions of service and to the relations between it and the Employees and former employees and has in all material respects maintained adequate and suitable records regarding the service of the Employees and former employees.

8.9 The Company has not entered into any recognition agreement with any trade union nor has it done any act which could be construed as an act of recognition and the Company is not involved in and so far as the Sellers are aware there are no present circumstances which are likely to give rise to any industrial or trade dispute or any dispute or negotiation regarding a claim of material importance with any trade union or association of trade unions or organisation or body of employees.

8.10 In the 12 months prior to Completion, the Company has not given notice of any redundancies to the Secretary of State for Employment or started consultations with any trade union or unions under the provisions of Part 2 of the Trade Union and Labour Relations (Consolidations) Act 1992 and the Company has not failed to comply with any such obligations under Part 2.


9       LITIGATION


9.1 The Company is not and no person for whose acts and defaults it may be vicariously liable is at present engaged whether as plaintiff, defendant or otherwise in any legal action, proceeding or arbitration which is either in progress, has been threatened in writing or so far as the Sellers are aware is pending (other than as plaintiff in the collection of debts arising in the ordinary course of the business carried on by it none of which exceeds pound sterling 1,000 and which do not exceed pound sterling 5,000 in aggregate) or is being prosecuted for any criminal offence and no written notice of any claim in damages or for an injunction has been received by the Company and so far as the Sellers are aware, no governmental or official investigation or inquiry concerning the Company is in progress of pending.

9.2 There are no circumstances known to any of the Sellers likely to lead to any such claim or legal action, proceeding or arbitration, prosecution, investigation or enquiry.

9.3 No distress, execution or other process has been levied in respect of the Company which is outstanding nor is there any judgment or court order outstanding against the Company.

9.4 No act, transaction or omission has occurred as a result of which the Companies are or may be held liable to refund in whole or in part any investment grant (or other grant or loan received from any governmental department or agency or any local or other authority by virtue of any statute) or any such grant or loan for which application has been made by them will or may not be paid or will or may be reduced.


10      CAPITAL COMMITMENTS, UNUSUAL CONTRACTS, GUARANTEES ETC.


      The Company:

         (a) except as reflected in the Management Accounts has no capital commitments which individually exceed pound sterling 5,000 or in aggregate exceed pound sterling 50,000;

         (b) is not a party to any contract, arrangement or commitment (whether in respect of capital expenditure or otherwise) which was entered into otherwise than on terms determined on an arms' length basis, is of an unusual or abnormal nature or outside the ordinary course of business;

         (c) has not delegated any powers under a power of attorney (other than as an incidental part of a larger transaction) which remains in effect and has appointed any agent under an authority which has not been revoked and other than any ostensible or implied authorities to directors or employees and consultants to enter into routine contracts in the normal course of their duties;

         (d) has not, by reason of its default, become bound, and no person has become entitled (or with the giving of notice and/or the issue of a certificate will become entitled) to require it, to repay prior to its stipulated due date any loan capital or other debenture, redeemable preference share capital or borrowed money and no notice has been received since the Accounts Date of such liability having arisen for any other reason;

         (e) save pursuant to standard terms of trading annexed to the Disclosure Letter has not entered into and is not bound by any guarantee or indemnity under which any liability or contingent liability is outstanding;

         (f) has not at any time acquired, assigned or otherwise disposed of any leasehold property in such a way that it retains any residual liability;

            (g) is not and has never been party (to the extent that a liability is still outstanding or obligation or duty owed) to any joint venture, consortium, partnership or profit sharing arrangement or agreement; and

            (i) so far as the Sellers are aware, is not in default under any written agreement or covenant to which it is a party, nor under any other written obligation binding on it being a default which in each case would have a materially adverse affect on the business of the Company.


11      BORROWINGS AND LENDINGS


11.1 Full details of all limits on the Companies' bank overdraft facilities are accurately set out in the Disclosure Letter and the total amount borrowed by each of the Companies from their respective bankers does not exceed their respective overdraft facilities.

11.2 The total amount borrowed by the Company does not exceed any limitation on its borrowing powers contained in its Articles of Association, or in any debenture or other deed or document binding on it.

11.3 The Company does not have outstanding, nor has agreed to create or issue, any loan capital, nor has it factored any of its debts, or engaged in financing of a type which would not require to be shown or reflected in the Accounts, or borrowed any money which it has not repaid, except for borrowings not exceeding the amounts shown in the Accounts.

11.4 Other than in the ordinary course of business, the Company has not lent any money which has not been repaid.


12      CONTINUATION OF FACILITIES


12.1 In relation to all debentures, acceptance credits, overdrafts, loans or other financial facilities outstanding or available to the Companies or any of them (referred to in this Warranty Statement as "Facilities"):

            (a) there are attached to the Disclosure Letter full and complete copies of all documents relating to the Facilities;

            (b) none of the Companies is in contravention of, or non-compliance with, any provision of any document relating to any of the Facilities;

            (c) no steps for the early repayment of any indebtedness have been taken or threatened in writing;

            (d) so far as each of the Sellers is aware no circumstances exist or have arisen as a result of which the continuation of any of the Facilities might cease or be prejudiced, or which may give rise to any alteration in the terms and conditions of any of the Facilities;

            (e) none of the Facilities is dependent on the guarantee or indemnity of, or any security provided by, any party other than any of the Companies; and

            (f) none of the Facilities may according to its terms be terminated or mature prior to their stated maturity as a result of the acquisition of the Shares (or any of the Shares) by the Buyer.

12.2 All charges in favour of the Company have where appropriate been registered in accordance with the provisions of section 395 of the Companies Act 1985.


13      PROPERTIES AND THE ENVIRONMENT


13.1 The Properties comprise all the properties owned or occupied by the Companies and the Companies are in sole and exclusive occupation of all of the Properties.

13.2 The Sellers have no reason to believe that the Companies will lose the right to occupy any Property (other than by expiry of the term of any lease or licence) and in the event that a Company were to receive not less than three months notice to quit a Property, the Sellers believe that a similar replacement property can be rented without any material disruption to the Business on terms not substantially less favourable than those under which the relevant Property is occupied.

13.3 None of the Companies has a liability in respect of a property which is not a Property.

13.4 So far as the Sellers are aware each of the Properties is in a good and substantial state of repair; the Company is not aware of any structural problems in respect thereof; so far as the Sellers are aware no deleterious substances not approved by any relevant Code of Practice have been used in the construction of the Properties; none of the Company and its agents and employees has to the knowledge of the Sellers during the Company's occupation of the Properties caused any hazardous substances to be present or contained at any of the Properties or caused any contamination on or at any of the Properties.

13.5 All rent and outgoings (including rates) have been duly paid and all the Properties are insured in accordance with the terms of the relevant lease.

13.6 No compulsory purchase orders or resolutions affecting any of the Properties have been served on the Company and there is no proposal for such an order or resolution of which the Sellers are aware.

13.7 All deeds and documents necessary to prove the Company's title to each of the Properties are in the possession of the Company and have been or will at or before Completion be duly stamped.


14      INSOLVENCY


14.1 No administrator, administrative receiver, receiver, manager of assets, liquidator or any other similar officer has ever been appointed in respect of the whole or any part of the assets or undertaking of the Company and no order has been made, petition presented or resolution passed for the purpose of the making of any order in relation to administration, administrative receivership, receivership, liquidation, management of assets or any other similar situation of the Company.

14.2 The Company is neither insolvent nor unable to pay its debts as they fall due (as such expression is defined in either sub-section (1)(a) to (d) (inclusive) or sub-section (2) of Section 123 of the Insolvency Act 1986).

14.3 No voluntary arrangement (as referred to in the Insolvency Act 1986) or scheme of arrangement as regards its creditors has been proposed by the Directors or is in operation in relation to the Company.

14.4 The Company has not entered into any transaction nor been given a preference to which Sections 238, 239 or 423 of the Insolvency Act 1986 apply or which may otherwise be liable to be set aside or avoided for any reason.


15      INTELLECTUAL PROPERTY


15.1 Details of all the Software and rights in any registered (and applications for registration of) Intellectual Property owned or used by the Company in connection with its business are set out in Schedule 5. Neither the French nor the U.S. Subsidiary has carried out any product development (other than translation and customer tailoring).

15.2 The Software and all rights in the Computer Know-how and all Intellectual Property, owned or used by the Companies (whether or not set out in Schedule 5) are vested in or so far as the Sellers are aware validly granted to one of the Companies (and such Company has all right title and interest therein) and are not restricted in any way and all renewal fees and steps required for their maintenance or protection have been paid and taken. None of the Companies has agreed to indemnify any person for or against any infringement of any Intellectual Property right. The Software and any previous versions were developed and the Computer Know-how was conceived by employees of the Companies in their capacities as such and without reliance on or use by them of the trade secrets, copyright or proprietary information of another.

15.3 Where Software is owned by any of the Companies, the Company concerned has sole possession of the source code and has not granted any rights whatsoever in or over the source code to any person or entity. In the case of any Software (except freely available commercial off the shelf software) licensed to a Company, that Company has full rights of access to and use of the source code to the Software in the event of any insolvency, receivership, administration or bankruptcy (or equivalent event in any relevant jurisdiction) or breach by the owner of the Software of the relevant licence.

15.4 Other than in the ordinary course of business in conformity with Warranty Statement 2.8 the Company has not granted, nor is it obliged to grant, any licence, sub-licence or assignment in respect of any Intellectual Property owned or used by it or has disclosed or is obliged to disclose any Know-how or Computer Know-how to any person, other than its employees or those of any of the Companies for the purpose of carrying on its business.

15.5 The Company is not in breach of any licence, sub-licence or assignment granted to it in respect of any Intellectual Property or of any agreement under which any Know-how or Computer Know-how was or is to be made available to the Company.

15.6 The processes and methods employed, the services provided, the businesses conducted and the products manufactured, sold, licensed or marketed by the Company do not, and at the time of being employed, provided, conducted, manufactured, sold, licensed or marketed did not, infringe the rights of any other person in and no claims have been made or threatened by third parties (nor is there any basis therefor) and so far as the Sellers are aware no applications for registration made by third parties are pending which, if pursued or granted, might be material to this Warranty 15.6.

15.7 Neither the Company nor the Sellers have knowingly acquiesced in nor are they aware of the unauthorised use by any person of any of the Intellectual Property, Know-how or Computer Know-how of any of the Companies or of any infringement of the rights of the Companies in such rights or information.

15.8 Except in the ordinary course of business and not such as to have a material adverse effect, the Company is not a party to any confidentiality agreement, or any agreement which restricts the free use or disclosure of any information.

15.9 The Company has taken all steps necessary or desirable for the fullest protection of all Intellectual Property, Know-how and Computer Know-how owned or used by the Company including, without limitation, applying for and maintaining in force all patents, copyrights, trade mark registrations and registered designs in all relevant countries.

15.10 No item of equipment or related software used by the Company in the course of the Business has been supplied under any limited licences and all such equipment and related software may be freely used or disposed of by the Company on such terms as they think fit.

15.11 All pending applications for United Kingdom and foreign patents, registered designs and trade marks and for registration of any other Intellectual Property has been made by or on behalf of one of the Companies.

15.12 So far as the Sellers are aware, the licences, agreements and arrangements listed or referred to in Parts 1 and/or 2 of Schedule 5 are in full force and effect, have not expired and no written notice has been given on either side to terminate them or amendment made or accepted to their terms, the obligations of the Company and so far as the Sellers are aware the other parties thereto been fully complied with and no disputes exist or are anticipated in respect of them.

15.13 Save as indicated in Schedule 5 or in the Disclosure Letter the Company does not require any software for the operation of any part of the Business as presently carried on, and no such operations infringe any right of any kind vested in any other party or will or may give rise to payment by the Company of any royalty or of any sum in the nature of a royalty or to liability to pay compensation pursuant to section 40 of the Patents Act 1977.

15.14 The appropriate copyright notices have been placed on all copies of the Software which have been distributed to the public. The appropriate restricted rights legend required under the Federal Acquisition Regulation to reserve the Company's full ownership rights has been placed on all copies of the Software which have been distributed to agencies or instrumentalities of the United States government.

15.15 The Software conforms and performs in all material functions to the specifications set out in the user manuals and other documentation written for and/or supplied with the Software and any defects, bugs or faults of any description whatever in any code for the Software are not more extensive or damaging to the performance or functioning of the Software than can reasonably be expected given the nature of computer software; none of the Companies nor the Sellers are aware of any defect in any code for the Software that has a material adverse effect on the performance, functionality or commercial viability of the Software or future developments and enhancements of the Software.

15.16 The Company does not operate as a computer bureau, as that term is defined in the Data Protection Act 1984, in the United Kingdom or elsewhere in the world; and no notice of any kind has been served on the Company under any provision under any part of that Act or any analogous legislation in any part of the world. Insofar as the Company is a "Data User" under the Act or in an equivalent position under any analogous legislation in any other country:

            (a) all necessary applications for registration have been duly made and are listed in Part 3 of Schedule 6; and

            (b) the details supplied to the Registrar, or other official concerned, in relation to each application are accurate and complete.

15.17 So far as the Sellers are aware, the software, hardware and firmware referred to in the licences, agreements and arrangements listed or referred to in Schedule 5 is able, without upgrade or alteration and without loss of performance or functionality or loss of or adverse effect on any data to correctly receive, process and provide information regarding or containing:

            (a)   dates prior to, during and after the year 2000; and

            (b) currencies now used or due to be implemented throughout the European Union.


16      COMPETITION


      So far as the Sellers are aware., the Company has not done anything which, and is not a member or party to any agreement or arrangement which, contravenes or requires registration or notification under any of the provisions of the Fair Trading Act 1973, the Restrictive Trade Practices Acts, the Resale Prices Act 1976, the Treaty of Rome; or the Competition Act 1980 or any other anti-trust, anti-monopoly or anti-cartel legislation or regulation in any country of the world in which or with which it does business.

                                   SCHEDULE 7


                                DEED OF COVENANT



               DATED                                        1997



                                DEED OF COVENANT


                                   relating to



                              CMA Ettworth Limited

















               THE SELLERS                                  (1)
               OMTOOL, LTD.                                 (2)

                                       INDEX



PARTIES                                                                    2

INTERPRETATION                                                             2

        Deed of Covenant                                                   4

        1 Covenant to pay                                                  4

        2 Exclusions                                                       5

        3 Over-Provisions, Corresponding Savings Etc.                      6

        4 Section 767A ICTA: Secondary Liabilities                         7

        5 Grossing up payments                                             7

        6 Date of payment                                                  8

        7 General                                                          8

      DEED OF COVENANT

      DATE

                                      1997

      PARTIES

(1) The individuals whose names and addresses appear in the Schedule to this Deed ("the Sellers").

(2) OMTOOL, LTD. a corporation organised under the laws of the state of Delaware whose principal office is at 8 Industrial Way, Salem, NH 03079, United States of America ("the Buyer").

      INTRODUCTION

(A) This Deed is supplemental to an agreement of even date herewith ("the Agreement") made between the Sellers and the Buyer, whereby (inter alia) the Buyer agreed to purchase from the Sellers the whole of the issued shares in CMA Ettworth Limited.

(B) Pursuant to the Agreement, the Sellers are required on Completion to deliver to the Buyer a duly executed deed of covenant in the form of this Deed.

      INTERPRETATION

(1) In this Deed, unless the context otherwise requires, words and expressions not expressly defined in paragraph (2) below shall have the respective meanings given to them in the Agreement.

(2)   The following expressions shall have the following meanings:


        Relief any loss, relief, allowance, exemption, set off, deduction or credit in computing or against income, profits, gains or Taxation and any right to a repayment of Taxation;



        Taxation all forms of taxation, duties, rates, levies, contributions, withholdings, deductions, charges and imposts imposed in the United Kingdom or overseas, including but not limited to:



                                    (a) in the  United  Kingdom,  income tax to
                                        which the Pay as You Earn system
                                        applies, advance corporation tax, any
                                        liability arising under Sections 203F,
                                        419 or 601 ICTA, national insurance
                                        contributions, value added tax and input tax within the meaning of Section 24 VATA; and



                                    (b) all  penalties, charges, surcharges,
                                        costs and interest relating to any of
                                        the above.



        Transaction                 any   transaction, act, omission, scheme,
                                    arrangement or event whatsoever (including, but not limited to, entering into the Agreement, Completion, any change in the residence of any person or the death, winding up or dissolution of any person) and any reference to the occurrence of a Transaction on or before a particular date shall include a Transaction which is deemed to have, or is regarded as having, occurred or existed on or before that date for Taxation purposes.

        Taxation Liability          not only a liability to make any payment
                                    (or increased payment) of or in respect of Taxation (whether or not such payment is primarily payable by the Buyer or the Company and whether or not the Buyer or the Company has or may have any right of reimbursement from any other person) but also includes:



                                    (a) the loss of any Relief arising in
                                        respect of any Transaction occurring on
                                        or before Completion where such Relief
                                        was taken in account in reducing the
                                        provision for Taxation in the Accounts
                                        or was otherwise treated as an asset in
                                        the Accounts;



                                    (b) the use or set off of any Relief which
                                        arises after Completion where the use or set off of that Relief has the effect of reducing or eliminating any liability to Taxation which would otherwise have arisen and have constituted a Taxation Liability for the purposes of this Deed;



                                    (c) any  repayment  of a payment  for group
                                        relief or for the surrender of advance
                                        corporation tax or for a transferred tax refund received by the Company which was treated as an asset in the Accounts;


            PROVIDED THAT:

                      (i) in any case falling within paragraph (a) above, the Taxation Liability shall be treated as being equal to the amount of Taxation which becomes payable which would not have been payable had the Relief not been lost;

                      (ii) in any case falling within paragraph (b) above, the Taxation Liability shall be treated as being equal to the amount of the Taxation which would have been payable but for the use or set off of the Relief; and

                      (iii) in any case falling within paragraph (c) above, the Taxation Liability shall be treated as being equal to the amount of the payment required to be repaid.

(3)         In this Deed:

                  (a) except where otherwise stated, any reference to a clause is a reference to a clause of this Deed;

                  (b) any reference to a statute or a statutory provision includes a reference to that statute or statutory provision as amended, re-enacted or replaced from time to time;

                  (c) the clause headings are for ease of reference only and shall not in any way effect the interpretation of this Deed;

                  (d) any reference to any form of Taxation or Relief in the United Kingdom shall include a reference to the equivalent or substantially equivalent form of Taxation or Relief in any other relevant taxing jurisdiction; and

                  (e) any reference to income, profits or gains arising, earned, accrued, received or payable on or before a particular date shall include income, profits or gains which are deemed to have arisen or are deemed to have been earned, accrued, received or payable on or before that date.



      OPERATIVE PROVISIONS


1       COVENANT TO PAY


1.1 The Sellers jointly and severally covenant to pay to the Buyer an amount from time to time equal to:

         (a) any Taxation Liability of any kind whatsoever for which the Company is at any time liable in respect of any Transactions on or prior to and including Completion;

         (b) any Taxation Liability which is also a Taxation Liability of another person and which is payable by the Company by virtue of:

                  (i) the other person failing to discharge such Taxation Liability; and

                  (ii) the Company being at any time on or prior to Completion a member of the same group as such other person or otherwise connected with or related to such other person for any Taxation purposes on or prior to Completion;

         (c) any Taxation Liability of the Company arising in respect of or by reference to or in consequence of any of the following:

                  (i) the Company being treated for VAT purposes as a member of the same group as any other body corporate during any prescribed accounting period of that group ending on or before or within 90 days after Completion; or

                  (ii) any direction made pursuant to Schedule 9A VATA to the extent that it relates to a date falling on or before Completion; and

         (d) all reasonable costs and expenses incurred by the Company or the Buyer in connection with any liability for which the Sellers are liable under this Deed or in investigating, assessing, contesting, compromising, defending, appealing or settling the same to the extent that recovery is made under this Deed in respect of such liability.

1.2 Any amount paid to the Buyer pursuant to this Deed shall be deemed to constitute a reduction first in the Cash Consideration and to the extent of any excess in the Consideration Shares.


2       EXCLUSIONS


      The Sellers shall be under no liability under this Deed in respect of any Taxation to the extent that:

         (a) specific provision, allowance or reserve in respect of the Taxation Liability has been made in the Accounts or in the Management Accounts;

         (b) it arises out of a Transaction undertaken after the Accounts Date but before Completion by the Company in the ordinary course of its day to day business operations; for the purpose of this Deed, a Transaction undertaken outside the ordinary course of the day to day business operations of the Company shall include, but not be limited to, the following:

                  (i) anything which involves, or leads directly or indirectly to, the receipt by the Company of a demand notice assessment or letter in respect of any Taxation Liability of, or properly attributable to, another person;

                  (ii)anything which relates to or involves the acquisition or disposal of an asset or the supply of services (including the lending of money, or the hiring or licensing of tangible or intangible property) in respect of a Transaction which is not entered into at arm's length but only in so far as such Taxation is attributable to the difference between the consideration (if any) actually received and the consideration deemed for Taxation purposes to have been received;

                    (iii) anything which relates to or involves the making of a distribution for Taxation purposes, the creation, cancellation or reorganisation of share or loan capital (including any purchase of own shares by the Company), the creation, cancellation or repayment of any intra-group debt or any company becoming or ceasing or being treated as ceasing to be a member of a group of companies or as becoming or ceasing to be associated or connected with any other person for any Taxation purpose; or

                    (iv) anything which relates to a transaction which includes, or a series of transactions which includes, any step or steps having no commercial or business purpose apart from the reduction, avoidance or deferral of a Taxation Liability.

            (c) such Taxation Liability arises or is increased only by reason of any increase in rates of Taxation, imposition of new Taxation legislation, variation in the method of applying or calculating the rate of Taxation or other changes in law or published Taxation authority practice or standard accounting practices made after Completion with retrospective effect;

            (d) such Taxation Liability would not have arisen but for a voluntary act, omission or transaction of the Buyer or of the Company or their respective successors in title effected after Completion outside the ordinary course of their day to day business operations;

            (e) such Taxation Liability would not have arisen but for a cessation of trade, or a change in the nature or conduct of the trade, by the Company on or after Completion;

            (f) such Taxation Liability arises by virtue of any claim, election, surrender or disclaimer made or notice or consent given (including the disclaimer or disallowance of industrial building or other capital allowance) under the provisions of any Taxation statute which has the effect of increasing the Taxation Liability of the Company in respect of any period ending on or before the Accounts Date;

            (g) the Taxation Liability arises or is increased as a consequence of the failure of the Buyer to comply with or procure the compliance of the Company with their respective obligations under clause 5.14 of the Agreement;

            (h) recovery has been made by the Buyer or the Company under the Warranties in respect of or arising from the same Taxation Liability;

            (i) such Taxation Liability is a penalty, fine, surcharge or interest attributable to the unreasonable delay or default of the Company or the Buyer after Completion.


3       OVER-PROVISIONS, CORRESPONDING SAVINGS ETC.


3.1 If the auditors for the time being of the Company shall certify (at the request and expense of the Sellers) either:

      (a) that any provision for Taxation in the Accounts has proved to be an over-provision; or

      (b) that there was a Relief which was available to be utilised as at the Accounts Date and which was not taken into account in computing the provision or reserve for Taxation (including deferred tax) in the Accounts but which could have been so taken into account under applicable accounting principles had such a provision been made in the Accounts;

then the amount of such over-provision or such Relief shall be dealt with in accordance with sub-clause 3.3 of this clause.

3.2 If the auditors for the time being of the Company shall certify (at the request and expense of the Sellers) that any Taxation Liability which has resulted in a payment having been made by the Sellers under this Deed will give rise to a corresponding saving for the Company which would not otherwise have arisen, then, as and when the liability of the Company to make an actual payment of or in respect of Taxation is reduced by reason of the utilisation of that corresponding saving the amount by which that Taxation Liability is so reduced shall be dealt with in accordance with sub-clause 3.3 of this clause.

3.3 Where it is provided under sub-clause 3.1 or 3.2 above that any amount (the "Relevant Amount") is to be dealt with in accordance with this sub-clause:

      (a) the Relevant Amount shall first be set off against any payment then due from the Sellers under this Deed; and

      (b) to the extent there is an excess, a refund shall be made to the Sellers of any previous payment or payments made by the Sellers under this Deed and not previously refunded under this clause up to the amount of such excess; and

      (c) to the extent that the excess referred to in paragraph (b) above is not exhausted under that paragraph, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Sellers under this Deed.

3.4 If any dispute shall arise under this clause 3 as to whether there is or has been any over-provision, Relief or corresponding saving such dispute shall be referred for determination to a firm of chartered accountants agreed between the Sellers and the Buyer and, failing such agreement, a firm of independent accountants shall be nominated by the President for the time being of the Institute of Chartered Accountants in England and Wales who in making such determination shall act as expert (the "Expert") and not arbitrator, whose decision shall be final and binding on the parties. The Expert may make such enquiries as he shall think fit in order to make such determination and shall also determine how the costs of obtaining his opinion should be paid and borne by the parties.

3.5 The Buyer undertakes to supply, and undertakes to procure that the Company shall supply, to the Sellers and subsequently to any firm of accountants nominated to deal with any such notices, such papers and other necessary information in its possession as may be reasonably required for the purpose of making the determination as to whether there is or has been any over-provision, Relief or corresponding saving for the purposes of this clause 3.


4       SECTION 767A ICTA: SECONDARY LIABILITIES


4.1 The Buyer hereby covenants with the Sellers to pay to the Sellers, as appropriate, by way of increase in the consideration for the sale of the Shares, an amount equivalent to any Taxation for which the Sellers, or any other person falling within section 767A(2) of ICTA by virtue of a relationship which he, she or it has with the Sellers, becomes liable by virtue of the operation of section 767A and 767B of ICTA in circumstances where the taxpayer company (as referred to in section 767A(1)) is the Company.

4.2   The covenant contained in clause 4.1 shall:

      (a) extend to any costs incurred by the Sellers or such other person in connection with such Taxation or claim under clause 4.1;

      (b) not apply to the extent that the Buyer could claim payment in respect of such Taxation under clause 1.

4.3 Clauses 5 and 6 (gross up and due date for payment) shall apply to the covenant contained in clause 4.1 as they apply to the covenants contained in clause 1, replacing references to the Sellers by the Buyer (and vice versa) and making any other necessary modifications.


5       GROSSING UP PAYMENTS


5.1 All sums payable by the Sellers to the Buyer pursuant to this Deed shall be paid free and clear of all deductions or withholdings whatsoever (except as may be required by law) such that if any deductions or withholdings are required by law, the Sellers shall be obliged to pay to the Buyer such sum as will, after the deduction or withholding has been made, leave the Buyer with the same amount as it would have been entitled to receive in the absence of any such deduction or withholding.

5.2 If Taxation is payable on any sum paid by the Sellers to any person pursuant to this Deed, the sum otherwise so payable shall be grossed up by such amount as will ensure that, after payment of any Taxation charged on or in respect of such payment, there shall be left a sum equal to that which would otherwise be payable pursuant to this Deed.


6       DATE OF PAYMENT


      Where the Sellers become liable to make a payment pursuant to this Deed the due date for the making of that payment shall be:

            (a) where the payment relates to a liability on the part of the Company to make an actual payment of Taxation, the first Business Day prior to the date when the amount has to be paid to the appropriate authority;

            (b) where the payment relates to a liability under paragraph (a) of the definition of Taxation Liability, the day when Taxation becomes payable which would not have become payable but for the loss of the Relief in question;

            (c) where the payment relates to a liability under paragraph (b) of the definition of Taxation Liability, the day when Taxation would have been payable but for the utilisation or set off of the Relief;

            (d) where the payment relates to a liability under paragraph (c) of the definition of Taxation Liability, the first Business Day prior to the date when the amount has to be repaid to the appropriate person; and

            (e) in all other cases, ten Business Days after the date on which the Sellers have been notified of the amount of such liability by the Buyer.


7       GENERAL


7.1 The rights under this Deed of the Buyer and the Company shall be without prejudice to their respective rights and remedies under, pursuant to or resulting from the Agreement and shall continue to be of full force and effect notwithstanding Completion.

7.2 The provisions of clauses 5.3(a)(iii), 5.3(b), 5.4, 5.8, 5.10, 5.11(c),
5.13, 5.14, 8.2, 8.8, 8.9, 8.10, 8.11 and 8.12 of the Agreement shall apply as if expressly set out in full in this Deed with references therein to "the Agreement" being construed as references to "this Deed".



      IN WITNESS whereof this document has been duly executed as a Deed the day and year first above written.

        ATTESTATIONS




      Signed by the said                  )

      GLYN CRAWFORD DAVIES                )           /s/ Glyn Crawford Davies

      in the presence of:                 )

            Name: Andrew Lowe

            Address: 48 Spirit Quay, Wapping

            Occupation: Solicitor





      Signed by the said                  )

      PAUL VICTOR GIBBS                   )           /s/ Paul Victor Gibbs

      in the presence of:                 )

            Name: Andrew Lowe

            Address: 48 Spirit Quay, Wapping

            Occupation: Solicitor





      Signed by the said                  )

      DAVID SCHOFIELD                     )           /s/ David Schofield

      in the presence of:                 )

            Name: Andrew Lowe

            Address: 48 Spirit Quay, Wapping

            Occupation: Solicitor





      Signed by the said                  )

      NIGEL CRAIG LOTHIAN                 )           /s/ Nigel Craig Lothian

      in the presence of:                 )

            Name: Andrew Lowe

            Address: 48 Spirit Quay, Wapping

            Occupation: Solicitor

      Signed by the said                  )

      JOHN NORTHROP                       )           /s/ John Northrop

      in the presence of:                 )

            Name: Andrew Lowe

            Address: 48 Spirit Quay, Wapping

            Occupation: Solicitor





      Signed by the said                  )

      GRAHAM HALLETT                      )           /s/ Graham Hallett

      in the presence of:                 )

            Name: Andrew Lowe

            Address: 48 Spirit Quay, Wapping

            Occupation: Solicitor





      Signed by                           )

      ROBERT L VOELK and                  )           /s/ Robert L Voelk

      DARIOUSH MARDAN                     )

      for and on behalf of                )

      OMTOOL, LTD.                        )           /s/ Darioush Mardan

      in the presence of:                 )

            Name: Kira Christenson

            Address: 8 Industrial Way

            Occupation: Controller